Exhibit 99.1

EastGroup Properties Announces
Second Quarter 2025 Results

Quarter Highlights

•Net Income Attributable to Common Stockholders of $1.20 Per Diluted Share for Second Quarter 2025 Compared to $1.14 Per Diluted Share for Second Quarter 2024
•Funds from Operations (“FFO”), Excluding Gain on Involuntary Conversion and Business Interruption Claims, of $2.21 Per Diluted Share for Second Quarter 2025 Compared to $2.05 Per Diluted Share for Second Quarter 2024, an Increase of 7.8%
•Same Property Net Operating Income for the Same Property Pool, Excluding Income From Lease Terminations, Increased 6.6% on a Straight-Line Basis and 6.4% on a Cash Basis for Second Quarter 2025 Compared to the Same Period in 2024
•Operating Portfolio was 97.1% Leased and 96.0% Occupied as of June 30, 2025; Average Occupancy of Operating Portfolio was 95.9% for Second Quarter 2025 as Compared to 97.0% for Second Quarter 2024
•Rental Rates on New and Renewal Leases Increased an Average of 44.4% on a Straight-Line Basis
•Started Construction of Two Development Projects Located in Nashville and Atlanta Totaling 469,000 Square Feet with Projected Total Costs of Approximately $70 Million
•Transferred Four Development Projects Containing 785,000 Square Feet to the Operating Portfolio
•Subsequent to Quarter-End, Acquired Two Operating Properties in Raleigh Containing 318,000 Square Feet for Approximately $61 Million

JACKSON, MISSISSIPPI, July 23, 2025 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and six months ended June 30, 2025.

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “I’m proud of our quarterly results, especially given the degree of economic uncertainty across the U.S. The results are a strong testament to our team, our properties and our markets, in that order. For the near term, concerns about global trade are a cloud of uncertainty around the market, in terms of new and expansion leasing. As a result, we continue working to complete leases promptly. Stepping back, our management team has been through several periods of economic uncertainty before, and we’ll navigate through this one too. The uncertainty creates a stark reminder of why we maintain a strong balance sheet and focus on diversity in terms of tenants and geography. Long term, I remain bullish on the continuing external secular trends which benefit our shallow bay, last mile, high-growth market portfolio.”

EARNINGS PER SHARE

Three Months Ended June 30, 2025
On a diluted per share basis, earnings per common share (“EPS”) were $1.20 for the three months ended June 30, 2025, compared to $1.14 for the same period of 2024. The increase in EPS was primarily due to the following:
•The Company’s property net operating income (“PNOI”) was $129,184,000 ($2.46 per diluted share) for the three months ended June 30, 2025, as compared to $113,775,000 ($2.35 per diluted share) for the same period of 2024, which was an increase of $0.11 per diluted share.
•Interest expense was $7,690,000 ($0.15 per diluted share) for the three months ended June 30, 2025, as compared to $9,832,000 ($0.20 per diluted share) for the same period of 2024, which was a decrease of $0.05 per diluted share.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.EastGroup.net

The increase in EPS was partially offset by the following:
•Depreciation and amortization expense was $53,012,000 ($1.01 per diluted share) for the three months ended June 30, 2025, as compared to $45,663,000 ($0.94 per diluted share) for the same period of 2024, which was an increase of $0.07 per diluted share.
•Weighted average shares outstanding increased by 4,234,000 on a diluted basis for the three months ended June 30, 2025, as compared to the same period of 2024.

Six Months Ended June 30, 2025
Diluted EPS for the six months ended June 30, 2025 was $2.35 compared to $2.37 for the same period of 2024. The decrease in EPS was primarily due to the following:
•EastGroup recognized gains on sales of real estate investments of $8,751,000 ($0.18 per share) during the six months ended June 30, 2024. There were no gains on sales of real estate investments recognized during the six months ended June 30, 2025.
•Depreciation and amortization expense was $105,532,000 ($2.02 per diluted share) for the six months ended June 30, 2025, as compared to $90,832,000 ($1.89 per diluted share) for the same period of 2024, which was an increase of $0.13 per diluted share.
•Weighted average shares outstanding increased by 4,151,000 on a diluted basis for the six months ended June 30, 2025, as compared to the same period of 2024.
The decrease in EPS was partially offset by the following:
•PNOI was $255,362,000 ($4.88 per diluted share) for the six months ended June 30, 2025, as compared to $225,138,000 ($4.68 per diluted share) for the same period of 2024, which was an increase of $0.20 per diluted share.
•Interest expense was $15,715,000 ($0.30 per diluted share) for the six months ended June 30, 2025, as compared to $19,893,000 ($0.41 per diluted share) for the same period of 2024, which was a decrease of $0.11 per diluted share.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended June 30, 2025
For the three months ended June 30, 2025, funds from operations attributable to common stockholders (“FFO”) were $2.21 per diluted share compared to $2.09 per diluted share during the same period of 2024, an increase of 5.7%.

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, was $2.21 per diluted share for the three months ended June 30, 2025, compared to $2.05 per diluted share for the same period of 2024, an increase of 7.8%.

PNOI increased by $15,409,000, or 13.5%, during the three months ended June 30, 2025, compared to the same period of 2024. PNOI increased $7,303,000 due to same property operations (based on the same property pool), $5,618,000 due to 2024 acquisitions, and $2,987,000 due to newly developed and value-add properties, and decreased $65,000 due to operating properties sold in 2024 and 2025.

Same PNOI, Excluding Income from Lease Terminations, increased 6.6% on a straight-line basis for the three months ended June 30, 2025, compared to the same period of 2024; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 6.4%.

On a straight-line basis, rental rates on new and renewal leases signed during the three months ended June 30, 2025 (representing 3.2% of our total square footage) increased an average of 44.4%.

Six Months Ended June 30, 2025
FFO for the six months ended June 30, 2025, was $4.37 per diluted share compared to $4.07 per diluted share during the same period of 2024, an increase of 7.4%.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, was $4.33 per diluted share for the six months ended June 30, 2025, compared to $4.03 per diluted share for the same period of 2024, an increase of 7.4%.

PNOI increased by $30,224,000, or 13.4%, during the six months ended June 30, 2025, compared to the same period of 2024. PNOI increased $13,460,000 due to same property operations (based on the same property pool),$11,949,000 due to 2024 acquisitions, and $5,664,000 due to newly developed and value-add properties, and decreased $238,000 due to operating properties sold in 2024 and 2025.

Same PNOI, Excluding Income from Lease Terminations, increased 5.9% on a straight-line basis for the six months ended June 30, 2025, compared to the same period of 2024; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 5.8%.

On a straight-line basis, rental rates on new and renewal leases signed during the six months ended June 30, 2025 (representing 7.6% of our total square footage) increased an average of 45.8%.

The same property pool for the six months ended June 30, 2025 includes properties which were included in the operating portfolio for the entire period from January 1, 2024 through June 30, 2025; this pool is comprised of properties containing 54,721,000 square feet.

FFO, FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims, PNOI, and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS

As previously announced, the Company acquired an office complex on 65.9 acres in the I-75 East Tampa submarket, known by the Company as Bell Creek Logistics Center Land, for approximately $32,433,000 during May 2025. The Company plans to demolish the existing buildings to allow for the future phased development of five industrial buildings totaling approximately 550,000 square feet.

In June 2025, the Company acquired Frisco Park 121 Land, which contains 28.6 acres of development land in the Northeast Dallas submarket for $17,795,000. This site is expected to accommodate the future development of four buildings containing approximately 350,000 square feet.

Subsequent to June 30, 2025, in separate transactions, EastGroup acquired two business distribution buildings in the Raleigh-Durham market located near Research Triangle Park. LifeScience Logistics, a 251,000 square foot industrial property which was constructed in 2024, was acquired for approximately $47,200,000. The Company also acquired Lumley Logistics for approximately $14,200,000, which contains 67,000 square feet and was constructed in 2023. Both properties are 100% leased, and these acquisitions expand the Company's portfolio in the Raleigh-Durham market to 591,000 square feet.

Also subsequent to quarter-end, the Company closed on the acquisition of Deen Still Road Land, which contains approximately 37 acres of development land in the Orlando market for approximately $8,500,000. This site is expected to accommodate the future development of a building containing approximately 230,000 square feet.

In addition, the Company is under contract to purchase approximately 40 acres of development land in the Northeast submarket of Dallas for approximately $25,000,000, which is expected to close in the third quarter of 2025. This site is projected to accommodate the future development of three buildings containing approximately 440,000 square feet.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the second quarter of 2025, EastGroup began construction of two new development projects containing 469,000 square feet located in Atlanta and Nashville, with projected total costs of $69,900,000.

The development projects started during the first six months of 2025 are detailed in the table below:

Development Projects Started in 2025	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)
Dominguez(1)	Los Angeles, CA	262,000	10/2026	$9,200
Station 24 1 & 2	Nashville, TN	180,000	04/2027	35,700
Greenway 100 & 200	Atlanta, GA	289,000	06/2027	34,200
Total Development Projects Started		731,000		$79,100
(1) Represents a redevelopment project.

At June 30, 2025, EastGroup’s development and value-add program consisted of 18 projects (3,714,000 square feet) in 13 markets. The projects, which were collectively 16% leased as of July 22, 2025, have a projected total cost of $531,400,000, of which $157,835,000 remained to be invested as of June 30, 2025.

During the second quarter of 2025, EastGroup transferred four projects to the operating portfolio (at the earlier of 90% occupancy or one year after completion). The projects, which are located in Orlando, Tampa, Fort Worth, and San Antonio, contain 785,000 square feet and were collectively 72% leased as of July 22, 2025.

The development projects transferred to the operating portfolio during the first six months of 2025 are detailed in the table below:

Development and Value-Add Properties Transferred to the Operating Portfolio in 2025	Location	Size	Conversion Date	Cumulative Cost as of 6/30/25	Percent Leased as of 7/22/25
		(Square feet)		(In thousands)

SunCoast 9	Fort Myers, FL	111,000	02/2025	$15,802	32%
Northeast Trade Center 1	San Antonio, TX	264,000	03/2025	28,809	100%
Horizon West 6	Orlando, FL	87,000	04/2025	11,849	100%
Basswood 3-5	Fort Worth, TX	351,000	05/2025	49,962	70%
Crossroads 1	Tampa, FL	124,000	05/2025	19,145	100%
Eisenhauer Point 10-12	San Antonio, TX	223,000	05/2025	28,677	48%
Total Projects Transferred		1,160,000		$154,244	74%

Projected Stabilized Yield(1)	7.6%

(1) Weighted average yield based on projected stabilized annual property net operating income on a straight-line basis at 100% occupancy divided by projected total costs.

DIVIDENDS

EastGroup declared a cash dividend of $1.40 per share of common stock in the second quarter of 2025. The second quarter dividend, which was paid on July 15, 2025, was the Company’s 182nd consecutive quarterly cash distribution to shareholders. The Company has increased or maintained its dividend for 32 consecutive years and has increased it in 29 years over that period, including increases in each of the last 13 years. The annualized dividend rate of $5.60 per share represents a dividend yield of 3.3% based on the closing stock price of $167.78 on July 22, 2025.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 14.2% at June 30, 2025.  The Company’s interest and fixed charge coverage ratio was 16.1x and 15.5x for the three and six months ended June 30, 2025, respectively. The Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 2.9x and 3.0x for the three and six months ended June 30, 2025, respectively. EBITDAre and the Company’s interest and fixed charge coverage ratio are non-GAAP financial measures defined under Definitions later in this release. Refer to the schedule “Reconciliations of GAAP to Non-GAAP Measures” attached for the calculation of the Company’s interest and fixed charge coverage ratio, the debt to EBITDAre ratio, and the reconciliation of Net Income to EBITDAre.
During the three months ended June 30, 2025, the Company entered into forward equity sale agreements with respect to 19,954 shares of common stock with an initial weighted average forward price of $175.00 per share and approximate gross sales proceeds of $3,492,000 based on the initial forward price. The Company did not receive any proceeds from the sale of common shares by the forward purchasers at the time it entered into forward equity sale agreements.

During the second quarter of 2025, EastGroup settled outstanding forward equity sale agreements that were previously entered into under its continuous common equity offering program by issuing 416,067 shares of common stock in exchange for net proceeds of approximately $74,098,000. Subsequent to quarter-end, the Company settled additional outstanding forward equity sale agreements by issuing 647,758 shares of common stock in exchange for approximate net proceeds of $117,065,000.

OUTLOOK FOR 2025

We now estimate EPS for 2025 to be in the range of $4.76 to $4.90 and FFO per share attributable to common stockholders for 2025 to be in the range of $8.89 to $9.03. The table below reconciles projected net income attributable to common stockholders to projected FFO. The Company is providing a projection of estimated net income attributable to common stockholders solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. We assume no obligation to update publicly any forward-looking statements, including our Outlook for 2025, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

The following table presents the guidance range for 2025:

	Low Range		High Range
	Q3 2025	Y/E 2025	Q3 2025	Y/E 2025
	(In thousands, except per share data)

Net income attributable to common stockholders	$62,857	251,206	67,115	258,598
Depreciation and amortization	55,058	217,899	55,058	217,899
Funds from operations attributable to common stockholders*	$117,915	469,105	122,173	476,497

Weighted average shares outstanding - Diluted	53,233	52,796	53,233	52,796
Per share data (diluted):
Net income attributable to common stockholders	$1.18	4.76	1.26	4.90
Funds from operations attributable to common stockholders	2.22	8.89	2.30	9.03

*This is a non-GAAP financial measure. Please refer to Definitions.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2025	April Earnings Release Guidance for Year 2025	Actual for Year 2024
FFO per share	$8.89 - $9.03	$8.84 - $9.04	$8.35
FFO per share increase over prior year	7.3%	7.1%	7.2%
FFO per share, excluding gain on involuntary conversion and business interruption claims	$8.85 - $8.99	$8.81 - $9.01	$8.31
FFO per share increase over prior year, excluding gain on involuntary conversion and business interruption claims	7.3%	7.2%	7.9%
Same PNOI growth: cash basis (1)	6.0% - 7.0% (2)	5.8% - 6.8% (2)	5.6%
Average month-end occupancy — Operating portfolio	95.6% - 96.4%(3)	95.6% - 96.6%	96.8%
Development starts:
Square feet	1.7 million	1.8 million	1.6 million
Projected total investment	$215 million	$250 million	$230 million
Operating property acquisitions	$160 million	$150 million	$390 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$60 million	$20 million	$14 million
Gross capital proceeds (4)	$265 million	$260 million	$724 million
General and administrative expense	$23.4 million	$22.8 million	$20.6 million

(1) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases, and income from lease terminations.
(2) Includes properties which have been in the operating portfolio since 1/1/24 and are projected to be in the operating portfolio through 12/31/25; includes 54,223,000 square feet.
(3) Represents estimated average month-end occupancy from January-December 2025. Average month-end occupancy for July-September 2025 is estimated to be between 95.3%-96.1%.
(4) Gross capital proceeds includes proceeds raised from external sources, such as new long-term debt or equity issuances; excludes borrowings on the unsecured bank credit facilities.

DEFINITIONS

Net income is used by the Company’s management as the primary measure of operating results in making decisions. Investor and industry analysts primarily utilize two supplemental operating performance measures in analyzing operating results, which include: (1) funds from operations attributable to common stockholders (“FFO”), including FFO as adjusted as described below, and (2) property net operating income (“PNOI”), as defined below.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  Nareit’s guidance allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a real estate investment trust’s (“REIT’s”) business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO, Excluding Gain on Involuntary Conversion and Business Interruption Claims, is calculated as FFO (as defined above), adjusted to exclude gains on involuntary conversion and business interruption claims. The Company believes that this exclusion presents a more meaningful comparison of operating performance across periods.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

PNOI is defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments. EastGroup sometimes refers to PNOI from Same Properties as “Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI, Excluding Income from Lease Terminations, as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI, Excluding Income from Lease Terminations, on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on a straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. “Same Properties” is defined as operating properties owned during the entire current period and prior year reporting period. Operating properties are stabilized real estate properties (land including building and improvements) that make up the Company’s operating portfolio. Properties developed or acquired are excluded from the same property pool until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded. A key component of the change in PNOI is the rental rate change on new and renewal leases. The Company calculates rental rate changes on new and renewal leases as the difference, weighted by square feet, of the annualized base rent due the first month of the new lease’s term and the annualized base rent of the rent due the last month of the former lease’s term, for leases signed during the reporting period. If free rent is given, then the first positive full rent value is used. Rent amounts exclude base stop amounts, holdover rent, and premium or discounted rent amounts. This calculation excludes leases with terms of less than 12 months and leases for first generation space on properties acquired or developed by EastGroup.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) is also used by the Company’s management as a key performance measure. EBITDAre is computed in accordance with standards established by Nareit and defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used by the Company’s management to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

Debt-to-EBITDAre ratio is a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, and is used by the Company’s management in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratio is a non-GAAP financial measure calculated by dividing the Company’s EBITDAre by its interest expense. The Company believes this ratio is useful to investors because it provides a basis for analysis of the Company’s leverage, operating performance and its ability to service the interest payments due on its debt.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter, review the Company’s current operations, and present its revised earnings outlook for 2025 on Thursday, July 24, 2025, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-800-836-8184 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, July 24, 2025.  The telephone replay will be available through Thursday, July 31, 2025, and can be accessed by dialing 1-888-660-6345 (access code 39668#). The replay of the webcast can be accessed through a link on the Company’s website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), a member of the S&P Mid-Cap 400 and Russell 2000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in high-growth markets throughout the United States with an emphasis in the states of Texas, Florida, California, Arizona and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 20,000 to 100,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 63.9 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

The Company announces information about the Company and its business to investors and the public using the Company's website (eastgroup.net), including the investor relations website (investor.eastgroup.net), filings with the Securities and Exchange Commission, press releases, public conference calls, and webcasts. The Company also uses social media to communicate with its investors and the public. While not all the information that the Company posts to the Company's website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information that it posts on the social media channels, including Facebook (facebook.com/eastgroupproperties), LinkedIn (linkedin.com/company/eastgroup-properties-inc), and X (X.com/eastgroupprop). The list of social media channels that the company uses may be updated on its investor relations website from time to time. The information contained on, or that may be accessed through, our website or any of our social media channels is not incorporated by reference into, and is not a part of, this document.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “goals,” “plans” or variations of such words and similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. For instance, the amount, timing and frequency of future dividends is subject to authorization by the Company’s Board of Directors and will be based upon a variety of factors. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions and conflicts;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the ongoing uncertainty around interest rates, tariffs and general economic conditions;
•disruption in supply and delivery chains;
•increased construction and development costs, including as a result of tariffs or the recent inflationary environment;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with our projections or to materialize at all;
•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws, real estate investment trust (“REIT”) or corporate income tax laws, potential changes in zoning laws, or increases in real property tax rates, and any related increased cost of compliance;
•our ability to maintain our qualification as a REIT;
•natural disasters such as fires, floods, tornadoes, hurricanes, earthquakes or other extreme weather events, which may or may not be directly caused by longer-term shifts in climate patterns, could destroy buildings and damage regional economies;
•the availability of financing and capital, increases in or long-term elevated interest rates, and our ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•our ability to retain our credit agency ratings;
•our ability to comply with applicable financial covenants;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•how and when pending forward equity sales may settle;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to attract and retain key personnel or lack of adequate succession planning;
•risks related to the failure, inadequacy or interruption of our data security systems and processes, including security breaches through cyber attacks;
•pandemics, epidemics or other public health emergencies, such as the coronavirus pandemic;
•potentially catastrophic events such as acts of war, civil unrest and terrorism; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings and current reports filed with the SEC.
The Company assumes no obligation to update publicly any forward-looking statements, including its Outlook for 2025, whether as a result of new information, future events or otherwise.

CONTACT

Investor@eastgroup.net
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | www.eastgroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
REVENUES
Income from real estate operations	$177,256	157,333	349,900	311,407
Other revenue	30	1,757	1,835	1,907
	177,286	159,090	351,735	313,314
EXPENSES
Expenses from real estate operations	48,363	43,851	95,123	86,854
Depreciation and amortization	53,012	45,663	105,532	90,832
General and administrative	5,290	4,741	13,244	11,422
Indirect leasing costs	171	220	434	397
	106,836	94,475	214,333	189,505
OTHER INCOME (EXPENSE)
Interest expense	(7,690)	(9,832)	(15,715)	(19,893)
Gain on sales of real estate investments	—	—	—	8,751
Other	553	518	1,063	1,292
NET INCOME	63,313	55,301	122,750	113,959
Net income attributable to noncontrolling interest in joint ventures	(14)	(14)	(28)	(28)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	63,299	55,287	122,722	113,931
Other comprehensive income (loss) — Interest rate swaps	(4,136)	(1,095)	(11,063)	4,799
TOTAL COMPREHENSIVE INCOME	$59,163	54,192	111,659	118,730

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.21	1.15	2.35	2.37
Weighted average shares outstanding — Basic	52,508	48,248	52,237	48,054
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.20	1.14	2.35	2.37
Weighted average shares outstanding — Diluted	52,579	48,345	52,304	48,153

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$63,299	55,287	122,722	113,931
Depreciation and amortization	53,012	45,663	105,532	90,832
Company’s share of depreciation from unconsolidated investment	31	31	62	62
Depreciation and amortization attributable to noncontrolling interest	(1)	(1)	(2)	(2)
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	—	—	(222)
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS*	116,341	100,980	228,314	195,850
Gain on involuntary conversion and business interruption claims	—	(1,708)	(1,763)	(1,708)
FFO ATTRIBUTABLE TO COMMON STOCKHOLDERS, EXCLUDING GAIN ON INVOLUNTARY CONVERSION AND BUSINESS INTERRUPTION CLAIMS*	$116,341	99,272	226,551	194,142

NET INCOME	$63,313	55,301	122,750	113,959
Interest expense (1)	7,690	9,832	15,715	19,893
Depreciation and amortization	53,012	45,663	105,532	90,832
Company’s share of depreciation from unconsolidated investment	31	31	62	62
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	124,046	110,827	244,059	224,746
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	—	—	(222)
EBITDA FOR REAL ESTATE (“EBITDAre”)*	$124,046	110,827	244,059	215,773

Debt	$1,454,379	1,672,699	1,454,379	1,672,699
Debt-to-EBITDAre ratio*	2.9	3.8	3.0	3.9

EBITDAre*	$124,046	110,827	244,059	215,773
Interest expense (1)	7,690	9,832	15,715	19,893
Interest and fixed charge coverage ratio*	16.1	11.3	15.5	10.8

DILUTED PER COMMON SHARE DATA FOR EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.20	1.14	2.35	2.37
FFO attributable to common stockholders*	$2.21	2.09	4.37	4.07
FFO attributable to common stockholders, excluding gain on involuntary conversion and business interruption claims*	$2.21	2.05	4.33	4.03
Weighted average shares outstanding for EPS and FFO purposes - Diluted	52,579	48,345	52,304	48,153

(1) Net of capitalized interest of $5,340 and $5,037 for the three months ended June 30, 2025 and 2024, respectively; and $10,500 and $9,890 for the six months ended June 30, 2025 and 2024, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

NET INCOME	$63,313	55,301	122,750	113,959
Gain on sales of real estate investments	—	—	—	(8,751)
Gain on sales of non-operating real estate	—	—	—	(222)
Interest income	(277)	(241)	(509)	(516)
Other revenue	(30)	(1,757)	(1,835)	(1,907)
Indirect leasing costs	171	220	434	397
Depreciation and amortization	53,012	45,663	105,532	90,832
Company’s share of depreciation from unconsolidated investment	31	31	62	62
Interest expense (1)	7,690	9,832	15,715	19,893
General and administrative expense (2)	5,290	4,741	13,244	11,422
Noncontrolling interest in PNOI of consolidated joint ventures	(16)	(15)	(31)	(31)
PROPERTY NET OPERATING INCOME (“PNOI”)*	129,184	113,775	255,362	225,138
PNOI from 2024 acquisitions	(6,989)	(1,371)	(14,019)	(2,070)
PNOI from 2024 and 2025 development and value-add properties	(6,125)	(3,138)	(11,313)	(5,649)
PNOI from 2024 and 2025 operating property dispositions	15	(50)	(40)	(278)
Other PNOI	455	21	713	102
SAME PNOI (Straight-Line Basis)*	116,540	109,237	230,703	217,243
Lease termination fee income from same properties	(213)	(65)	(792)	(212)
SAME PNOI, EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)*	116,327	109,172	229,911	217,031
Straight-line rent adjustments for same properties	(2,639)	(2,244)	(4,457)	(3,707)
Acquired leases — Market rent adjustment amortization for same properties	(490)	(533)	(991)	(1,145)
SAME PNOI, EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)*	$113,198	106,395	224,463	212,179

(1) Net of capitalized interest of $5,340 and $5,037 for the three months ended June 30, 2025 and 2024, respectively; and $10,500 and $9,890 for the six months ended June 30, 2025 and 2024, respectively.

(2) Net of capitalized development costs of $1,717 and $2,032 for the three months ended June 30, 2025 and 2024, respectively; and $3,671 and $4,255 for the six months ended June 30, 2025 and 2024, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.